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                                  EX-99.B14(a)


      PROTOTYPE NON-STANDARD 401(k) PROFIT SHARING PLAN ADOPTION AGREEMENT



The undersigned employer(s) - ______________________________, hereinafter referred to as the "Employer" hereby adopts the _______________________ PROTOTYPE NON-STANDARD 401(k) PROFIT SHARING PLAN AND TRUST.

1.   EMPLOYER TAX IDENTIFICATION NUMBER ______________________________.

2.   The EFFECTIVE DATE of the Plan shall be _________________________.

3.   The EFFECTIVE DATE of this amendment shall be ___________________.

4.   The ANNIVERSARY DATE of the Plan shall be _______________________.

5.   The ENTRY DATE(S) of the Plan:

     5.1  _________________ shall be the first Entry Date.

     5.2  _________________ shall be the second Entry Date.

     5.3  _________________ shall be the third Entry Date.

     5.4  _________________ shall be the fourth Entry Date.

     (The Entry Date(s) may not postpone entry into the Plan later than the earlier of (a) the first day of the Plan Year beginning after the date on which an Employee satisfies the requirements of Section 6 below, or (b) the date 6 months after the date such requirements were satisfied).

6. ELIGIBILITY REQUIREMENTS - Each Employee will be eligible to participate in this Plan in accordance with Section 5 of this Adoption Agreement, except the following:


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     6.1       / /  Employees who have attained the age of ____ (cannot exceed
               21).

     6.2 / / Employees who have not completed _____ Year(s) of Service (cannot exceed 1 year unless the Plan provides a nonforfeitable right to 100% of the Participant's account balance derived from Employer contributions after not more than 2 Years of Service in which case up to 2 years is permissible. If the Year(s) of Service selected is or includes a fractional year, an Employee will not be required to complete any specified Hours of Service to receive credit for such fractional year).

     6.3 / / Employees included in a unit of Employees covered by a collective bargaining agreement between the Employer and Employee Representatives, if retirement benefits were the subject of good faith bargaining. For this purpose, the term "Employee Representatives" does not include any organization more than half of whose members are employees who are owners, officers, or executives of the Employer.

     6.4 / / Employees who are nonresident aliens and who earn no earned income from the Employer which constitutes income from sources within the United States.
     The term "Employee" shall include all Employees of this Employer and any other employer aggregated with this Employer under Internal Revenue Code
     Section 414(b), (c) or (m) and individuals required to be considered Employees or any such Employer under Code Section 414(n) or under regulations under Code Section 414(o).

7.   COMPENSATION shall mean all of each Participant's:

     7.1       / /  W-2 earnings

     7.2 / / Compensation (as that term is defined in Section 415(c)(3) of the Code)

     Which is actually paid to the Participant during:

     7.3       / /  The Plan Year.


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     7.4       / /  The Taxable Year ending with or within the Plan Year.

     7.5       / /  The Limitation Year ending with or within the Plan Year.

     Compensation:

     7.6       / /  Shall include

     7.7       / /  Shall not include

     Employer contributions made pursuant to a salary reduction agreement which are not includible in the gross income of the employee under sections 125,402(a)(8), 402(h) or 403(b) of the Code.

8.   NORMAL RETIREMENT AGE shall mean:

     The later of age ____ (not to exceed age 65) or the _______ (not to exceed the 5th) anniversary of the first day of the first Plan Year in which the Participant commenced participation in the Plan.

9.   VESTING

     If a Participant terminates prior to Normal Retirement Age, he shall receive a percentage of his Accrued Benefit according to the vesting schedule checked below:

     9.1       / /  One Hundred Percent schedule.
               100% at all times.

     9.2       / /  Twenty Percent Schedule.
               20% after the second Covered Year of Service and 20% for each additional Covered Year of Service.

     9.3       / /  Variable Schedule.
               Based on Covered Years of Service after Year:

               1  ___________________________     4  _______          7  100%

               2  _______          5  _______

               3  _______          6  _______


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          This Option 9.3 shall not be less favorable than the vesting schedules contained in Internal Revenue Code Sections 411(a)(2)(A) and (B).

          Note: Option 9.2 will automatically apply if and when this Plan shall become top heavy provided that Option 9.1 has not been elected and Option 9.3 is not at least as favorable as Option 9.2.

     9.4       / /  Three-Twenty Schedule.
               20% after 3 Covered Years of Service and 20% for each additional Covered Year of Service.

     9.5       / /  Cliff Schedule.
               Full vesting after 5 Covered Years of Service.

     COVERED YEARS OF SERVICE for Vesting purposes shall exclude:

     9.6       / /  Years of Service before age 18.

     9.7 / / Years of Service prior to the Effective Date of the Plan or a predecessor plan.

     9.8 / / Years of Service in which the Employee declined to make mandatory contributions to the Plan.

     If the vesting schedule under the Plan(s) shifts in or out of the above vesting schedule for any Plan Year because of the Plan's top heavy status, such shift is an amendment to the vesting schedule and the election in
     Section 1.4 of the Plan applies.

     Notwithstanding the above, the Accrued Benefit shall become fully vested at Normal Retirement Age.

10.  CONTRIBUTIONS

     10.1 / / EMPLOYER CONTRIBUTIONS - The Employer may make contribution to the Plan without regard to current or accumulated earnings and profits for the taxable year or years ending with or within the Plan Year.


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     Unless this option is elected, the Plan will be subject to the requirement that employer contribution be made out of current or accumulated net profits. Accordingly, all employer contributions under the Plan, including Employer discretionary contributions, Elective Deferrals and Qualified Non-Elective Contributions, will be limited to the Employer's net profits.

     10.2 / / ELECTIVE DEFERRALS - A Participant may elect to have his or her Compensation reduced by the following percentage or amount per pay period or for a specified pay period of periods, as designated in writing to the Plan Administrator:

          a.        / /  An amount not in excess of ___ % of a Participant's
                    Compensation.

          b. / / An amount not in excess of $__________ of a Participant's Compensation.

          No Participant shall be permitted to have Elective Deferrals made under this plan during any calendar year in excess of $7,000 multiplied by the Adjustment Factor.

          c. / / A Participant may elect to commence Elective Deferrals as of
                                    (ENTER AT LEAST ONE DATE OR PERIOD DURING A
                    CALENDAR YEAR). Such Election shall be come effective as of the ______ (ENTER NUMBER) pay period following the pay period during which the Participant's election to commence Elective Deferrals was made, or as soon as administratively feasible thereafter.

          d. A Participant's election to have Elective Deferrals made pursuant to a salary reduction agreement shall remain in effect until modified or terminated. A Participant may modify the amount of Elective Deferrals as of _____________ (ENTER AT LEAST ONE DATE OR PERIOD DURING A CALENDAR YEAR). Such election shall become effective as of the __________ (ENTER NUMBER) pay period following the pay period during which the Participant's election to modify Elective Deferrals was made, or as soon as administratively feasible thereafter.

          e. / / A Participant may base Elective Deferrals on cash bonuses that, at the Participant's election, may be


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                    contributed to the Plan or received by the Participant in
                    cash.

          f. A Participant shall be afforded a reasonable period to elect to defer amounts described above. Such election shall become effective as of the __________ (ENTER NUMBER) pay period following the pay period following the pay period during which the participant's election to make such Elective Deferrals was made, or a soon as administratively feasible thereafter.

          g. A Participant shall designate the amount and frequency of his or her Elective Deferrals in the form and manner specified by the Plan Administrator.

     10.3 / / EMPLOYER PROFIT SHARING CONTRIBUTIONS - In addition to Elective Deferrals, Qualified Non-Elective Contributions, Qualified Matching Contributions and Matching Contributions, the Employer may make additional contributions under the Plan which shall be made solely at the discretion of the Employer but not in excess of 15% of Participant Compensation, up to the maximum amount specified in Section 5.5 of the Plan.

               Employer contribution under this Section 10.3 shall be allocated in proportion to compensation and shall vest in accordance with the vesting schedule specified in Section 9 of the Adoption Agreement. Forfeitures of Profit Sharing Contributions shall be:

               a. / / Added to and allocated in the same manner as the Contribution.

               b.        / /  Applied to reduce the Contribution.

11.  QUALIFIED NON-ELECTIVE CONTRIBUTIONS

     11.1 / / The Employer will make Qualified Non-Elective Contributions to the Plan. If the Employer does make Qualified Non-Elective Contributions to the Plan, then the amount of such contributions to the Plan for each Plan Year shall be:

          a. / / _____ percent (not to exceed 15 percent) of the Compensation of all Participants eligible to share in the allocation.


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          b.        / /  _____ percent of the net profits, but in no event more than
                    $__________ for any Plan Year.

          c. / / An amount as determined by the Employer. The amount of the special Qualified Non-Elective Contributions allocated under section 11.2 below will be the amount needed to meet the Average Actual Deferral Percentage test state in section
                    11.4 of the Plan.

     11.2 Allocations of Qualified Non-Elective Contributions to each Participant's account shall be made to the accounts of:

           / / All Participants.

          / /  Only Non-Highly compensated Participants.

     11.3 Allocations of Qualified Non-Elective Contributions to each Participant's account shall be made (elect one):

          a. / / In the ratio in which each Participant's Compensation for the Plan Year bears to the total Compensation of all Participants for such Plan Year.

          b. / / In the ratio in which each Participant's Compensation not in excess of $_________ for the Plan Year bears to the total Compensation of all Participants not in excess of $__________ for such Plan Year.

12.  QUALIFIED MATCHING CONTRIBUTIONS

     12.1 / / The Employer will make Qualified Matching Contributions to the Plan on behalf of Participants who make Elective Deferrals.

     12.2 / / The Employer will make Qualified Matching Contributions to the Plan on behalf of:

          a.        / /  All Participants who make Elective Deferrals.


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          b.        / /  All Participants who are Non-Highly Compensated
                    Employees and who make Elective Deferrals.

     12.3 The amount of such Qualified Matching Contributions made on behalf of each Participant as specified in section 12.2 of this adoption agreement shall be:

          a. / / _____ percent of the Elective Deferral made for each Plan Year.

          b. / / The sum of _____ percent of the portion of the Elective Deferral which does not exceed _____ percent of the portion of the Participant's Compensation, plus _____ percent of the portion of the Elective Deferral which exceeds _____ percent of the Participant's Compensation, but does not exceed _____ percent of the Participant's Compensation.

          c / / The Employer shall not match Elective Deferrals as provided in a or b above in excess of $________ or in excess of _______ percent of the Participant's Compensation.

     12.4 Qualified Matching Contributions and Qualified Non-Elective Contributions may be taken into account as Elective Deferrals for purposes of calculating the Actual Deferral Percentages. In determining Elective Deferrals for the purpose of the ADP test, the Employer shall include:

          a.        / /  Qualified Matching Contributions

          b.        / /  Qualified Non-Elective Contributions

          under this Plan or any other Plan of the Employer as provided by regulations under the Code.

     12.5 The amount of qualified Matching Contributions made under Section 12.1 of the Plan and taken into account as Elective Deferrals for purposes of calculating the Actual Deferral Percentage, subject tot such other requirements as may be prescribed by the Secretary of the Treasury, shall be:


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          a.        / /  All such Qualified Matching Contributions.

          b. / / Such Qualified Matching Contributions that are needed to meet the Actual Deferral Percentage test.

     12.6 The amount of Qualified Non-Elective Contributions made under Section 11 of this Plan and taken into account as Elective Deferrals for purposes of calculating the Actual Deferral Percentages, subject to such other requirements as may be prescribed by the Secretary of the Treasury, shall be:

          a.        / /  All such Qualified Non-Elective Contributions.

          b. / / Such Qualified Non-Elective Contributions that are needed to meet the Actual Deferral Percentage test stated in section 11.4(F) of the Plan.

13.  MATCHING CONTRIBUTIONS

     13.1 / / The Employer will make Matching Contributions to the Plan on behalf of Participants who make Elective Deferrals. The Employer will make Matching Contributions to the Plan on behalf of:

          a.        / /  All Participants who make Elective Deferrals.

          b. / / All Participants who are Non-Highly Compensated Employees and who make Elective Deferrals.

     13.2 Matching contributions will be:

          a.        / /  Nonforfeitable when made.

          b. / / Subject to the vesting schedule applicable to Employer contribution, other than Elective Deferrals and Qualified Non-Elective Contributions, under the Plan.

     13.3 The amount of such Matching Contributions made on behalf of each Participant shall be:


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          a.        / /  _____ percent of the Elective Deferral made for each
                    Plan Year.

          b. / / The sum of _____ percent of the portion of the Elective Deferral which does not exceed _____ percent of the Participant's Compensation plus _____ percent of the portion of the Elective Deferral which exceeds _____ percent of the Participant's Compensation, but does not exceed _____ percent of the Participant's compensation.

          The level of contributions chosen by the Employer is subject to both section 401(m)(2) discrimination test and the section 415 limitations.

14.  SPECIAL DISTRIBUTIONS

     Elective Deferrals, Qualified Matching Contributions, Qualified Non-Elective Contributions and income allocable to such amounts shall be distributable upon separation form service, death, or disability, as defined in the underlying plan document, and, in addition:

     14.1 / / Termination of the Plan without the establishment of another defined contribution plan.

     14.2 / / As soon as administratively feasible after the disposition by the Employer to an unrelated corporation of substantially all of the assets (within the meaning of Code Section 409(d)(2)) used in a trade or business of the Employer if the Employer continues to maintain this Plan after such disposition, but only with respect to Employees who continue employment with the corporation acquiring such assets.

     14.3 / / As soon as administratively feasible after the disposition by the Employer to an unrelated entity of the Employer's interest in a subsidiary (within the meaning of Code Section 409(d)(3)) if the Employer continues to maintain this Plan, but only with respect to Employees who continue employment with such subsidiary.


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     14.4      / /  Upon the hardship of the Participant, to the extent provided for in Section 11.6(C) of the Plan and subject to applicable regulations prescribed by the Secretary of the Treasury.

15. CLAIMS FOR EXCESS ELECTIVE DEFERRALS - Participants who claim Excess Elective Deferrals for the preceding calendar year must submit their claims in writing to the plan administrator by
                               (SPECIFY A DATE BETWEEN MARCH 1 AND APRIL 15).

     Excess Elective Deferrals that are distributed after April 16 are not only includible in the Participant's gross income in the taxable year when made, but are also includible in the Participant's gross income again in the year when distributed.

     The Plan permits distributions of Excess Contributions and Excess Aggregate Contributions on or before the last day of the Plan Year after the Plan Year in which such excess amounts arose. Distribution of such amounts, or other corrective action, is required under section 401(k)(8) and 401(m)(6) of the Code if the plan is to maintain its tax-qualified status. However, if such excess amounts, plus any income and minus any loss allocable thereto, are distributed more than 22 months after the last day of the Plan Year in which such excess amounts arose, then section 4979 of the Code imposes a ten (10) percent excise tax on the Employer maintaining the plan with respect to such amounts.

     The Employer may choose to limit its acceptance of claims to a date that is not later than March 1.

16   AVERAGE CONTRIBUTION PERCENTAGE

     16.1 In computing the Average Contribution Percentage, the employer shall take into account, and include as Contribution Percentage Amounts:

          a.        / /  Elective Deferrals.

          b. / / Qualified Non-Elective Contributions under this plan or any employer, as provided by regulations.

     16.2 The amount of Qualified Non-Elective Contributions that are made under
          Section 11.4(l) of this plan and taken into account as Contribution Percentage Amounts for purposes of calculating the Average Contribution Percentage, subject to such other requirements as may be prescribed by Secretary of the Treasury, shall be:


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          a.        / /  All such Qualified Non-Elective Contributions.

          b. Such Qualified Non-Elective Contributions that are needed to meet the Average Contribution Percentage test stated in section 11.8 of the plan.

     16.3 The amount of Elective Deferrals made under Section 11.4(B) of this plan and taken into account as Contribution Percentage Amounts for purposes of calculating the Average Contribution Percentage, subject to such other requirements as may be prescribed by the Secretary of the Treasury, shall be:

          a.        / /  All such Elective Deferrals.

          b. / / Such Elective Deferrals that are needed to meet the Average Contribution Percentage test stated in section 11.8 of the plan.
17. FORFEITURES of Matching Contributions shall be: (Required if the Employer elects to make Matching Contributions in this Adoption Agreement)

     17.1 / / Applied in the current year of forfeiture to reduce employer contributions.

     17.2 / / Allocated in the current year of forfeiture, after all other forfeitures under the plan to each Participant's Matching Contribution account in the ratio which each Participant's Compensation for the Plan Year bears to the total Compensation of all Participants for such Plan Year. Such forfeitures will not be allocated to the account of any Highly Compensated Employee.

18.  INDIVIDUAL INVESTMENT ACCOUNTS

     Individual Investment Accounts for Elective Deferrals, Qualified Non-Elective Contributions, Qualified Matching Contributions and Matching
     Contributions:

     18.1      / /  Will not be used.

     18.2      / /  Will be used as follows:


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          Each Participant will have a separate Individual Investment Account which will contain the amount allocated to the Participant Account. Each Participant will have the power to direct the investment with respect to his Individual Investment Account subject to such rules as the Administrator and the Trustee may deem necessary. Gains and losses of the Account shall accrue to such Account only.

     Individual Investment Accounts for Employer Contributions under Section
     10.3 of this Adoption Agreement:

     18.3      / /  Will not be used.

     18.4      / /  Will be used as follows:

          Each Participant will have a separate Individual Investment Account which will contain the amount allocated to the Participant Account. Each Participant will have the power to direct the investment with respect to his Individual Investment Account subject to such rules as the Administrator and the Trustee may deem necessary. Gains and losses of the Account shall accrue to such Account only.

19.  LIMITATION YEAR shall mean each 12 consecutive month period ending on
     _____.

     NOTE: A written resolution must be adopted by the Employer if the Limitation Year is other than the calendar year.

20. LIMITATION IN BENEFITS - If the Employer maintains or has ever, maintained, in addition to this Plan, one or more plans which are either qualified defined benefit plans or qualified defined contribution plans other than paired plan:

          Plan #01 - Adoption Agreement 001
          Plan #02 - Adoption Agreements 001, 002, 003, 004, 006, 007

     in which any Participant in this Plan is (or was) a participant or could possible become a participant, the Employer must complete this Section. The Employer must also complete this Section if it maintains a welfare benefit fund, as defined in Code Section 419(e), or an individual medical account, as defined in Code Section 415(l)(2) under which amounts are treated as annual additions with respect to any Participant in the Plan.

     If the Participant is covered under another qualified defined contribution plan maintained by the Employer, other than a master or prototype plan:


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     20.1      / /  The provisions of Section 5.5(B) of the Plan will apply as if the other plan were a master or prototype plan.

     20.2 / / The total Annual Additions will be limited to the maximum permissible amount and excess amounts will be reduced in a manner that precludes Employer discretion, as follows:

     20.3 / / If the Participant is or has ever been a Participant in a defined benefit plan maintained by the Employer, the benefits under the plans will be limited as follows (this method must preclude Employer discretion):

21. MINIMUM CONTRIBUTION FOR TOP HEAVY PLAN - If the Employer maintains one or more defined benefit plans in which a Participant participates in addition to this Plan and does not maintain any other defined contribution plans in which a Participant participates, the minimum benefit requirement applicable to Top Heavy Plans shall be met under this Plan.

     If the minimum benefit requirement is met under this Plan, the additional minimum benefit:

     21.1      / /  Shall be provided.

     21.2      / /  Shall not be provided.

22.  YEAR OF SERVICE shall mean

     22.1      / /  1000 Hours of Service.

     22.2      / /  ______ Hours of Service (less than 1000 Hours of Service).


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     In the event the plan would otherwise fail the nondiscrimination tests of
     Code Sections 401(a)(26) of 410(b), for purposes of allocating Employer Profit Sharing Contribution, the above Hour of Service requirement shall be changed for that Year to a 500 hour requirement.

23.  PREDECESSOR EMPLOYER - Service with the following Predecessor Employer(s):

     shall be counted for purposes of:

     23.1      / /  Eligibility Years of Service.

     23.2      / /  Vesting (Covered Years of Service).

24.  ADMINISTRATOR shall mean:

     24.1      / /  The Employer.

     24.2      / /  Individuals specified in Section 28.

25.  OTHER BENEFITS

     25.1 / / Early Retirement Benefit (fully vested): Subject to the Joint and Survivor Annuity requirements, any Participant may retire and receive the entire amount in his Participant Account provided he has attained age _______ and has at least ________ Covered Years of Service.

26.  ACTUARIAL EQUIVALENT

     For purposes of establishing present value to compute the top heavy ratio, benefit payments shall be discounted only for mortality and interest based on the following:

     26.1      / /  Pre-Retirement Interest Rate _____ %.

     26.2 / / Post-Retirement Mortality Table: _____ with _____ % interest.


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27.  PARTICIPATING AFFILIATES - Each Affiliate (i.e., each member of a controlled group of corporations, commonly controlled group of businesses, or an affiliated service group within the meaning of section 414 of the Code) must adopt this Plan as a Participating Affiliate. (Attach additional signature pages if there is more than one Participating Affiliate.)


     Participating Affiliate Name                           Employer I. D.


     Address                                                Taxable Year


     By                       Title                    Date

28. ADMINISTRATOR - If Option 24.2 is elected the following named individuals shall serve as Plan Administrator.

     Signature by the Administrator ( if other than the Employer) is in acknowledgment of acceptance of appointment.

     Administrator(s) Name(s):               Signature(s):








     Optional Provision - To be elected if Plan Section 10.6(E) is not elected.

29. APPOINTMENT OF TRUSTEE - Signature by the Trustee is in acknowledgement of acceptance of appointment.

     Trustee Name:                      Signature:


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29.  APPOINTMENT OF TRUSTEE OR CUSTODIAN (Select 29.1 or 29.2)

     Incorporated businesses must name a Trustee. Unincorporated businesses covering one or more Self Employed Individuals may appoint a Custodian or a Trustee.

     29.1 / / Trustee - Signature by the Trustee is in acknowledgement of acceptance of appointment.

          Trustee Name:                 Signature:



     29.2      / /  Custodian - __________________ is hereby appointed as
               Custodian.


          Signature of Authorized Individual Accepting Appointment.

          Optional Provision - To be elected if Plan Section 10.7 is elected.

30. INSURANCE TRUSTEE - Signature by the Trustee is in acknowledgement of acceptance of appointment

     Insurance Trustee Name:            Signature:




31.  ADOPTION AGREEMENT USAGE

     This Adoption Agreement is only to be used with basic Defined Contribution Plan document 02.

     An Employer who has ever maintained or who later adopts any plan (including a welfare benefit fund, as defined in Section 419(e) of the Code, which provides post - retirement medical benefits allocated to separate accounts for key employees as defined in Code Section 419A(d)(3), or an individual medical account, as defined in Section 415(l)(2) of the code) in addition to this Plan other than paired plans:


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          Plan #01 - Adoption Agreement 001
          Plan #02 - Adoption Agreements 001, 002, 003, 004, 006, 007

     may not rely on the opinion letter issued by the National Office of the Internal Revenue Service as evidence that this Plan is qualified under
     Section 401 of the Internal Revenue Code. If the Employer who adopts or maintains multiple plans other than the paired plans identified above wishes to obtain reliance that is plans are qualified, application for a determination letter should be made to the appropriate Key District Director of Internal Revenue.

     Failure of the Employer to properly complete this Adoption Agreement may result in the disqualification of this Plan.

32. SPONSORING ORGANIZATION - The Sponsoring organization or its authorized representative identified below will inform the adopting employer of any amendments made to the Plan or of the discontinuance or abandonment of the Plan.

     The organization sponsoring this Plan is __________________________.

     The authorized representative of the sponsoring organization is
     ________________.

     The Employer represents that the legal and tax aspects of this Plan and Trust have been duly considered and passed upon by its attorney and/or tax advisor who has determined that it is suitable and has been properly completed and adopted.



ADOPTION FOR THE EMPLOYER




DATE OF EXECUTION   SIGNATURE                     TITLE
Document #61724


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